UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): February 25, 2022

GOLDEN GROWERS COOPERATIVE
(Exact name of registrant as specified in its charter)

Minnesota	000-53957	27-1312571
(State or other jurisdiction of	(Commission)	(I.R.S. Employer
Incorporation)	File Number)	Identification No.)

1002 MAIN AVE W, SUITE 5
WEST FARGO, ND 58178	(701) 281-0468
(Address of principal executive offices)	(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b -2 of this chapter).

Emerging growth company [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01	Entry into a Material Definitive Agreement.

Cargill Incorporated (“Cargill”) exercised its option (the “Option”) to purchase a 50% interest in ProGold LLC (“Pro Gold”) from American Crystal Sugar Company (“American Crystal”), pursuant to that certain Option Agreement, effective January 1, 2018, by and between Cargill, Golden Growers Cooperative (“the Cooperative”), and American Crystal.

The Cooperative, pursuant to the terms of that certain Consent Agreement, effective January 1, 2018, by and between Cargill, the Cooperative, and American Crystal (the “Consent Agreement”), approves and consents to the transfer of such 50% interest in ProGold from American Crystal to Cargill in connection with the exercise of the Option. The Cooperative is also electing to exercise its right under the Consent Agreement to purchase American Crystal’s remaining 1% interest in ProGold such that the Cooperative and Cargill will each own a 50% interest in ProGold. The Cooperative will also pay to American Crystal a capital adjustment in an amount equal to 1% of the portion of costs that have not been paid by Cargill to ProGold through additional rent with respect to certain projects at the facility.

In connection with the exercise of the Option, on February 24, 2022, the Cooperative and Cargill announced an Operating Agreement outlining the structure, governance and operation of ProGold. ProGold’s board of governors will initially be comprised of six members, with each member having the right to appoint three of these governors. Extraordinary transactions such as a sale of ProGold or its assets, dissolution, and amendments to its operating agreement must be approved by the members and neither member may sell or transfer its interest in ProGold to any other party without the other’s consent. Each member has a right of first refusal to purchase the other’s interest in ProGold if it receives an offer for or desires to sell its interests in ProGold and Cargill also has an option to acquire the Cooperative’s interest if certain defined events occur. Further, if a defined triggering event occurs, the Cooperative and Cargill will expeditiously and in good faith work together to finalize a joint venture agreement for the structure, governance and operation of ProGold according to certain operating principles and other guideline terms. If a joint venture agreement is agreed to, the Cooperative will reimburse Cargill for 50% of the undepreciated capital expense associated with approved projects. If the Cooperative and Cargill are unable to agree on terms for a joint venture agreement, Cargill agrees to purchase the Cooperative’s 50% interest in ProGold for $81 million and half of any remaining lease payments due through December 31, 2026. The Operating Agreement will become effective at the closing of purchase of ProGold interests pursuant to the Option.

The foregoing description of the material terms of the Consent Agreement and Operating Agreement does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of the Consent Agreement and Operating Agreement. The closing of purchase of ProGold interests pursuant to the Option is expected to occur on March 1, 2022 and is subject to various terms and conditions. There is no guarantee that the closing will occur, in which case the Operating Agreement will not become effective.

Item 8.01	Other Events.

On February 24, 2022, ProGold and Cargill announced a lease agreement (the “Lease Agreement”) with a term continuing through December 31, 2026. This Lease Agreement will become effective at the closing of the purchase of ProGold interests under the Option.

Under the terms of the Lease Agreement, Cargill will pay ProGold annual rent of $15.5 million in 2022 and 2023, and $16 million in 2024, 2025, and 2026. Additionally, ProGold has agreed to pay at least $750,000 for infrastructure maintenance for the years 2022 and 2023 and $500,000 for the years 2024, 2025, and 2026. Cargill has agreed to pay Golden Growers $1.28 million at closing as an early buyout of previously committed and deployed capital projects. During the course of the lease, Cargill will deploy capital for several approved projects estimated at $25 million. Cargill will have a leasehold interest in these capital projects and will receive the benefit of depreciation during the lease.

The foregoing description of the material terms of the Lease Agreement does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of the Lease Agreement. The closing of purchase of ProGold interests pursuant to the Option is expected to occur on March 1, 2022 and is subject to various terms and conditions. There is no guarantee that the closing will occur, in which case the Lease Agreement will not become effective.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Consent Agreement, effective January 1, 2018, by and between Cargill, the Cooperative, and American Crystal, incorporated by reference to Exhibit 10.1 of the Cooperative’s Current Report on Form 8-K, filed April 10, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GOLDEN GROWERS COOPERATIVE

Dated: February 25, 2022	/s/ Scott Stofferahn
	By:	Scott Stofferahn
	Its:	Executive Vice President and Chief Executive Officer